2006 DISTRIBUTORSHIP AGREEMENT

This Agreement made and entered into on October the 20th, 2006 (hereinafter called “Effective Date”), by and between Asahi Kasei Medical Co., Ltd. (changed its name from Asahi Medical Co., Ltd. in 2004), a corporation organized and existing under the laws of Japan, with its principal place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, Japan (hereinafter called “ASAHI”) and OccuLogix, Inc., a corporation organized and existing under the laws of the State of Delaware, the United States of America, with a place of business at 612 Florida Avenue, Palm Harbor, Florida 34683, the United States of America (hereinafter called “OCCULOGIX”):

WITNESSETH

WHEREAS, ASAHI and Apheresis Technologies, Inc. (“ATI”) entered into, on February 1, 1997, the “1997 Distributorship Agreement” which had been amended by the “Memorandum” dated April 1, 1998, the “Amendment to 1997 Distributorship Agreement and Plasmaflo Agreement” dated January 1, 1999, the “2000 Agreement” dated September 1, 2000 and the “Second Amendment to 1997 Distributorship Agreement and Plasmaflo Agreement” dated November 1, 2000 (such amended Distributorship Agreement shall be hereinafter called “1997-DA”). As OccuLogix Corporation (“OLC”) had split off ATI and succeeded to ATI’s business relating to the product for the Treatment Disease (as defined in the 1997-DA) on December 31, 2001, ASAHI, OLC and ATI made, on the same date, the “Memorandum” to terminate the 1997-DA and to enter into a new distributorship agreement. Under such Memorandum, ASAHI and OCCULOGIX (which had been assigned the below 2001-DA by OLC with ASAHI’s consent to such assignment under the “Consent To Assignment Of Contract” dated July 25, 2002 and changed its name from Vascular Sciences Corporation in 2004) entered into, on December 31, 2001, the “Distributorship Agreement”, which has been amended by the “2003 Memorandum” dated October 30, 2003, the “2004 Memorandum” dated July 28, 2004 and the “2005 Memorandum” dated October 17, 2005 (such amended Distributorship Agreement shall be hereinafter called “2001-DA”);

WHEREAS, since July 2, 1999, OCCULOGIX (ATI before said assignment in 2002) has been carrying out the clinical trial for obtaining the FDA (hereinafter defined) approval and validation to market, sell and use the product of the set of the first filter “Plasmaflo OP-05W(L)” and the second filter “Rheofilter AR-2000” for the disease of an age-related macular degeneration in the United States of America and, after such execution date, shall be responsible, at its own costs and expenses, for obtaining the FDA approval and validation by use of such clinical trial (hereinafter called “MIRA-1”) pursuant to Article 7.1.1 of the 2001-DA;

WHEREAS, on February 3, 2006, OCCULOGIX announced “MIRA-1 did not demonstrate a statistically significant difference in the mean change of Best Spectacle-Corrected Visual Acuity applying the Early Treatment Diabetic Retinopathy Scale between the treated and placebo groups at 12-months post-baseline. As expected, the treated group demonstrated a positive response. An anomalous response of the control group is the principal reason that the primary efficacy endpoint was not met.” Because such announcement has made it unlikely that the FDA approval and validation using the MIRA-1 data will be obtained (as set forth in Article 7.1.1 of the 2001-DA), it is necessary for OCCULOGIX to consult with ASAHI and attempt to reach a mutually acceptable resolution;

WHEREAS, at the April 25, 2006 Tokyo meeting among ASAHI, OCCULOGIX and Diamed Medizintechnik GmbH, it was decided among them that, as the result of reviewing MIRA-1, OCCULOGIX would try again the clinical trial under support of ASAHI by new agreement form, and considered it expedient to decide that the second filter would be changed from “Rheofilter AR-2000” to “Rheofilter SR-20” because the production of Rheofilter AR-2000 would be planned to cease in 2008 and Rheofilter SR-20 has already come onto the EU market in February of 2006; and

WHEREAS, ASAHI and OCCULOGIX desire to make such new agreement, together with the termination of the 2001-DA.

NOW, THEREFORE, for and in consideration of the mutual covenants and premises hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings respectively.
A. “Product” shall mean the set of the first filter and second filter, which are always used together for the Treatment Disease and which are set forth in Exhibit A attached hereto.
B. “Territory” shall mean the countries or areas consisting of (i) “Territory-1a” (as defined in Exhibit B attached hereto), (ii) “Territory-1b” (as defined in Exhibit C attached hereto),
     (iii) “Territory-2” (as defined in Exhibit D attached hereto) and (iv) “Territory-3” (as defined in Exhibit E attached hereto).
C. “Distribution Period-1a” shall mean the period from the Effective Date until ten (10) years after the date of obtaining the FDA Approval, which may be renewed for additional and successive one (1) year periods, unless ASAHI or OCCULOGIX gives the other written notice of its intention not to renew at least six (6) months prior to the expiration date thereof.
D. “Distribution Period-1b” shall mean the period from the Effective Date until ten (10) years after the date of obtaining the Health Canada Approval for the second filter (as set forth in
     Exhibit A attached hereto), which may be renewed for additional and successive one (1) year periods, unless ASAHI or OCCULOGIX gives the other written notice of its intention not to renew at least six (6) months prior to the expiration date thereof.
E. “Distribution Period-2” shall mean the period from the Effective Date through December 31, 2010.
F. “Treatment Disease” shall mean age-related macular degeneration.
G. “FDA” shall mean the Federal Food and Drug Administration in the U.S.A.
H. “Health Canada” shall mean the Federal department of health in Canada.
I.   “Approval” shall mean the regulatory approval and validations to market, sell and use the Product for the Treatment Disease.
J.   “OCCULOGIX” shall also include its affiliate companies, which are the organizations that are more than fifty percent (50%) owned or controlled by OCCULOGIX. Notwithstanding anything to the contrary contained in this Agreement, such affiliate companies may market, sell and distribute any Product in the Territory subject to ASAHI’s prior approval in writing.
K. “SPC” shall mean the special purpose company, which ASAHI and OCCULOGIX will, before the FDA Approval is obtained hereunder, establish as the following new corporation under the laws of the State of Delaware, the United States of America.
(a) Purpose of Business: to own and control all rights of the obtained FDA Approval (PMA ownership) transferred from OCCULOGIX pursuant to Article 7.1.1 hereof
(b) Ratio of Capital Contribution: 51% for ASAHI and 49% for OCCULOGIX
     The terms and conditions of establishment of SPC, including without limitation corporate name, kind of share, total number of issue (Authorized Capital), par value of one share, total number of issue at establishment (Initial Paid-in Capital) and location of registered office, will be separately agreed upon by ASAHI and OCCULOGIX.After establishing the
     SPC, ASAHI and OCCULOGIX will make the SPC entrust OCCULOGIX to carry out the business subject to the terms and conditions separately agreed upon by ASAHI and
     OCCULOGIX. Additionally, ASAHI may at its discretion dispatch its employee to OCCULOGIX relating to such business.

ARTICLE 2. DISTRIBUTORSHIP

2.1           Distributorship in the Territory:
2.1.1   Territory-1a:
                During the Distribution Period-1a, ASAHI hereby appoints OCCULOGIX as its exclusive distributor in the Territory-1a for the sale of the Product solely used for the Treatment
                Disease, provided, however, that OCCULOGIX obtains the FDA and other necessary Approvals in the Territory-1a according to Articles 7.1.1 and 7.2 through 7.7 hereof
                OCCULOGIX agrees to act as such exclusive distributor under the terms and conditions of this Agreement.
2.1.2        Territory-1b:
                During the Distribution Period-1b, ASAHI hereby appoints OCCULOGIX as its exclusive distributor in the Territory-1b for the sale of the Product solely used for the Treatment
                Disease, provided, however, that OCCULOGIX obtains the Health Canada Approval in the Territory-1b according to Articles 7.1.2 and 7.3 through 7.7 hereof. OCCULOGIX agrees to act as such exclusive distributor under the terms and conditions of this Agreement.
2.1.3        Territory-2:
                During the Distribution Period-2, ASAHI hereby appoints OCCULOGIX as its exclusive distributor in the Territory-2 for the sale of the Product solely used for the Treatment
                Disease, provided, however, that OCCULOGIX obtains the necessary Approvals in the Territory-2 according to Articles 7.1.3 and 7.3 through 7.7 hereof. OCCULOGIX agrees to act as such exclusive distributor under the terms and conditions of this Agreement.
2.1.4        Territory-3:
                During the Distribution Period-2, ASAHI hereby appoints OCCULOGIX as its non-exclusive distributor in the Territory-3 for the sale of Product solely used for the Treatment
                Disease, provided, however, that OCCULOGIX obtains the necessary Approval in the Territory-3 according to Articles 7.1.4 and 7.3 through 7.7 hereof. OCCULOGIX agrees to act as such non-exclusive distributor under the terms and conditions of this Agreement.
2.2           This Agreement does not construe OCCULOGIX as the agent or legal representative of ASAHI for any purpose whatsoever. OCCULOGIX is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of ASAHI or to bind ASAHI in any manner or thing whatsoever, or to accept any legal process addressed to or intended for ASAHI.
2.3           OCCULOGIX shall not, directly or indirectly, seek customers for the Product or establish a branch or distribution depot related to the Product outside the Territory.
2.4           During the term of this Agreement, OCCULOGIX shall not represent, market, or sell any product similar to or competitive with the Product in the Territory (excluding Territory-3).
2.5           OCCULOGIX shall be solely responsible for all expenses and costs incurred in performing its duties hereunder, including, without limitation, all of its own operating and sales promotion expenses.
2.6           OCCULOGIX shall use its best efforts to promote the sale and use of, and to secure orders and develop the market for, the Product in the Territory. The business conducted by OCCULOGIX in connection with the marketing of the Product shall at all times be conducted and maintained so as not to detract from, interfere with or adversely reflect upon the goodwill and reputation of ASAHI, its trademarks and/or trade names and the Product.
2.7           OCCULOGIX shall make its best efforts that public and private medical insurance reimbursement shall be applied for the Treatment Disease using the Product in the Territory
                (excluding Territory-3). OCCULOGIX shall also make the commercially reasonable efforts that public and private medical insurance reimbursement shall be applied for the Treatment Disease using the Product in the Territory-3.

ARTICLE 3. MINIMUM AND TARGET PURCHASE REQUIREMENT

3.1           Minimum and Target Purchase in the Territory:
3.1.1        Territory-1a:
                OCCULOGIX shall purchase from ASAHI the Product in the Territory-1a in not less than the quantities described in Exhibit B attached hereto.
3.1.2        Territory-1b:
                OCCULOGIX shall purchase from ASAHI the Product in the Territory-1b in not less than the quantities described in Exhibit C attached hereto.
3.1.3        Territory-2:
                OCCULOGIX shall purchase from ASAHI the Product in the Territory-2 in not less than the quantities described in Exhibit D attached hereto.
3.1.4        Territory-3:
                OCCULOGIX shall make its best efforts to purchase from ASAHI the Product in the Territory-3 in the target quantities described in Exhibit E attached hereto.
3.2           For the purpose of this Article 3, the Product shall be considered purchased when the Product have actually been delivered in accordance with Article 4.6.

ARTICLE 4. ORDER AND DELIVERY

4.1          For the purpose of sales planning by ASAHI, OCCULOGIX shall submit to ASAHI, in writing, before the twentieth (20th) day of each calendar quarter a report of OCCULOGIX’s sales and inventory of the Product, including the level of inventory of the Product by article. OCCULOGIX also shall submit to ASAHI, upon request from time to time, information in its possession with respect to competitors’ state of marketing and general market information, relevant economic, political and business conditions in the Territory, and texts and summaries of governmental statutes, rules and regulations established or revised from time to time, affecting the marketing or sale of the Product in the Territory.
4.2           OCCULOGIX shall submit to ASAHI a calendar monthly rolling order forecast by the end of each calendar month for the six (6) calendar month period immediately following such calendar month. The rolling order forecasts for the first two (2) months of each such six (6) month period shall be deemed a firm order for the Product, and each monthly forecast shall be consistent with previous forecasts with respect to such firm orders.
4.3           ASAHI shall have the right to reject any order but agrees not to unreasonably reject any order placed by OCCULOGIX to satisfy its minimum purchase obligations of Product (as set forth in Article 3 above). OCCULOGIX’s order shall be deemed accepted when it is acknowledged and accepted by ASAHI in writing. OCCULOGIX may not cancel any order after it is accepted by ASAHI without the written consent of ASAHI.
4.4           ASAHI shall make its efforts to deliver the Product in accordance with the delivery schedules set forth in the accepted orders. However, if anything beyond the control of ASAHI prevents ASAHI from completely filling orders accepted by ASAHI in accordance with Article 4.3, a delayed and/or partial shipment shall be accepted by OCCULOGIX. ASAHI shall notify OCCULOGIX promptly if it anticipates any potential delay.
4.5           If OCCULOGIX submits to ASAHI a reasonable order forecast of Product stipulated in Article 4.2 above and when it becomes clear that ASAHI may significantly be unable to meet such forecast or orders of Product for a period of more than six (6) months, both parties shall consult and discuss to reach a mutually acceptable resolution of the matter. If both parties cannot reach an acceptable resolution, notwithstanding the provision of Article 2.4 of this Agreement, OCCULOGIX may purchase product(s) competitive with Product from a third party with prior written consent of ASAHI; provided, however, that such purchase is necessary to meet customers’ demand in the Territory and shall be ceased immediately when ASAHI is able to resolve the situation described in the foregoing.
4.6           The delivery of the Product shall be at the loading port in Japan on the basis of “FOB” as defined in the latest INCOTERMS, and the parties’ respective obligations shall be determined in accordance with the latest INCOTERMS.

ARTICLE 5. PRICES AND TERMS OF PAYMENT

5.1           The prices of the Product shall be as set forth in the price list to be issued to OCCULOGIX by ASAHI from time to time but not later than sixty (60) days before the effective date of such price list, provided that the price of any product of the Product in a given calendar year shall not exceed one hundred and twenty percent (120%) of the price effective at the end of the preceding calendar year, unless any of the following circumstances arise during a given calendar year:
(a) significant change of currency exchange rate, or
(b) significant increase of production cost of the Product, or
(c) any events or circumstances that are proximately caused by causes, events or circumstances beyond ASAHI’s control;
and provided, further, that, if any of the circumstances described in (a), (b) or (c) above ceases to exist, then the price of any product exceeding 120% of the preceding calendar year’s price shall be lowered to 120% of the preceding calendar year’s price.
5.2           As soon as OCCULOGIX receives ASAHI’s acceptance of the order, OCCULOGIX shall open an irrevocable letter of credit (hereinafter referred to as “L/C”) at thirty (30) days after Bill of Lading (B/L) date in favor of ASAHI by full cable confirmed by a Japanese, European or American bank which ASAHI accepts in advance or shall make the advanced payment by money transfer in favor of ASAHI to ASAHI’s designated account. Any bank charges related to L/C opening, L/C amendment and advanced payment shall be borne by OCCULOGIX.
5.3           Payments under this Article 5 shall be made in the currency of U.S. dollars.

ARTICLE 6. RISK OF LOSS AND TITLE

The title to and risk of loss of the Product shall pass from ASAHI to OCCULOGIX at the time when the purchased Product has been handed over to the carrier or to another person acting on his behalf as defined in the latest INCOTERMS. All risks of loss and expenses in connection with such Product thereafter shall rest upon OCCULOGIX, including, without limitation, all risks and expenses incurred in the storage, cartage and transportation of the Product as well as all insurance, fee, charges, taxes (whether sales, use, value added or other), customs duties, and governmental charges or levies and all other charges and expenses of any nature whatsoever, thereafter incurred with respect to the Product, whether the same are levied upon ASAHI or OCCULOGIX. ASAHI shall not be deemed in any way responsible for obtaining such freight and/or insurance, and shall not in any way be liable for the transportation, cartage, insurance or other aspects of the storage or shipment of the Product, after passage of title thereto to OCCULOGIX as set forth above.

ARTICLE 7. REGULATORY APPROVAL

7.1              Approval in the Territory:
7.1.1           Territory-1a:
OCCULOGIX shall be responsible, at its own costs and expenses, for (i) submitting applications to obtain the FDA Approval and all other necessary Approvals in the Territory-1a, (ii) carrying out the clinical trial for such Approvals, (iii) obtaining such Approvals, and thereafter (iv) transferring to (a) the SPC all rights of such obtained FDA Approval and (b) ASAHI all rights of such obtained other Approvals, by the date of December 31, 2010. If any of the above Approvals cannot be obtained by such date, OCCULOGIX shall consult with ASAHI and attempt to reach a mutually acceptable resolution. Despite consultation, if both parties cannot find a mutually acceptable resolution, ASAHI may, upon six (6) months’ prior written notice to OCCULOGIX, delete the product (of the Product), which needs such Approval respectively.
7.1.2           Territory-1b:
OCCULOGIX shall be responsible, at its own costs and expenses, for (i) submitting an application to obtain the Health Canada Approval in the Territory-1b, (ii) carrying out the clinical trial for such Approval, (iii) obtaining such Approval, and thereafter (iv) transferring to ASAHI all rights of such obtained Approval, by the date of February 28, 2009. If such Approval cannot be obtained by such date, OCCULOGIX shall consult with ASAHI and attempt to reach a mutually acceptable resolution. Despite consultation, if both parties cannot find a mutually acceptable resolution, ASAHI may, upon six (6) months’ prior written notice to OCCULOGIX, delete the product (of the Product), which needs such Approval.
7.1.3           Territory-2:
OCCULOGIX shall be responsible, at its own costs and expenses, for (i) submitting applications to obtain all necessary Approvals in the Territory-2, (ii) carrying out the clinical trial for such Approvals, (iii) obtaining such Approvals, and thereafter (iv) transferring to ASAHI all rights of such obtained Approvals, by the date of December 31, 2010. If any of the above Approvals cannot be obtained by such date, OCCULOGIX shall consult with ASAHI and attempt to reach a mutually acceptable resolution. Despite consultation, if both parties cannot find a mutually acceptable resolution, ASAHI may, upon six (6) months’ prior written notice to OCCULOGIX, delete the product (of the Product), which needs such Approval respectively.
7.1.4           Territory-3:
OCCULOGIX shall make its best efforts to, with half the costs and expenses shared with ASAHI, (i) submit an application to obtain all necessary Approval in the Territory-3, (ii) carry out the clinical trial for such Approval, (iii) obtain such Approval, and thereafter (iv) transfer to ASAHI all rights of such obtained Approval with co-copyrights of clinical data gained from such clinical trial, by the date of December 31, 2010. If such Approval cannot be obtained by such date, OCCULOGIX shall consult with ASAHI and attempt to reach a mutually acceptable resolution. Despite consultation, if both parties cannot find a mutually acceptable resolution, ASAHI may, upon six (6) months’ prior written notice to OCCULOGIX, delete the product (of the Product), which needs such Approval.
7.2              FDA Application and Approval:
7.2.1           In the course of the FDA application, OCCULOGIX shall fully comply with the schedule set forth in Exhibit F attached hereto.
7.2.2           OCCULOGIX shall send ASAHI the documents for submissions to FDA (Investigational Device Exemption (“IDE”) application, Pre-market Approval (“PMA”) application, other submissions to FDA, analysis of clinical data, materials used for FDA meeting, etc.) for ASAHI’s review, before submitting to FDA.
7.2.3           ASAHI shall bear and pay to OCCULOGIX, as a part of costs of the clinical trial for FDA application, (i) Two Million United States Dollars (US$ 2,000,000) within sixty (60) days after the later to occur of (a) receipt by OCCULOGIX of IDE approval in connection with such clinical trial and (b) the raising of a minimum of Fifteen Million United States Dollars (US$ 15,000,000) by OCCULOGIX for purposes of supporting its corporate diversification strategy, in addition to the issuance of　8,399,983 shares of OCCULOGIX for the acquisition of Solx, and (ii) One Million United States Dollars (US$ 1,000,000) within sixty (60) days after the completion of 50% of subject enrollment of the clinical trial for the FDA Approval, provided that:

(a) OCCULOGIX shall allow:
(a1) ASAHI to review (i) FDA application procedure (IDE application, PMA application, clinical data analysis, FDA meeting, etc.), (ii) clinical trial site audits and (iii)
        technical instructions provided by OCCULOGIX to clinical trial sites, within ASAHI’s sole discretion;
(a2) ASAHI to dispatch ASAHI’s employees in order to execute (a1) above, within ASAHI’s sole discretion;
(a3) ASAHI to participate in decision making on the FDA application, however OCCULOGIX shall have the right to make final decision as far as reasonable;
(a4) ASAHI to participate in the sponsor’s audits of clinical trial sites, within ASAHI’s sole discretion; and
(a5) itself and the clinical trial sites to be audited by Japanese Ministry of Health, Labour and Welfare (“JMHLW”) for ASAHI’s application to obtain the JMHLW
        Approval in Japan at ASAHI’s cost; and
(b) ASAHI and OCCULOGIX shall own jointly copyrights of all clinical data used for the FDA application, provided that OCCULOGIX may use such clinical data in the
      Territory and that ASAHI may use such clinical data in and outside the Territory; and provided, further, that: in the event that it is difficult or impossible to obtain the
      FDA Approval or in the event of occurrence of the events set forth in Article 19.1 (a) below, OCCULOGIX agrees to transfer to Asahi all of its rights in the SPC as well as its trademarks rights used in connection with the Product (e.g. RHEO, RHEO CLINIC and RHEOPHERESIS) and other intellectual property rights (including any patents rights other than US patent right of US 6,245,038 B1) in connection with rheopheresis, any and all copyright it may have in the clinical data used for the FDA application and its applicant right of FDA approval (FDA sponsorship).

7.2.4           ASAHI shall, free of charge, supply and ship to OCCULOGIX up to 3,000 sets of the Product for the clinical trial to obtain the FDA Approval; provided, however, that:
(a) OCCULOGIX shall inform ASAHI of the quantity of Product necessary in order to carry out such clinical trial and the time by which OCCULOGIX requires sets of the Product to be shipped;
(b) the expenses of shipment of said Product shall be borne by OCCULOGIX; and
(c) if OCCULOGIX’s needs exceed said 3,000 sets of Product, ASAHI may, at its discretion, supply Product at the price stipulated in ASAHI’s latest price list.
7.3              OCCULOGIX shall inform ASAHI of the documentation necessary for the FDA, Health Canada and other Approvals. Upon OCCULOGIX’s request, ASAHI shall make its best efforts to provide technical data relating to the Product that is within ASAHI’s access.
7.4              OCCULOGIX shall not be entitled to any compensation from ASAHI even when OCCULOGIX may not obtain any Approvals in the Territory.
7.5              Other than pursuant to Articles 7.1.4 and 7.2.3 or as may be agreed otherwise by ASAHI and OCCULOGIX, OCCULOGIX shall not be entitled to any reimbursement from
                   ASAHI of costs and expenses incurred by OCCULOGIX in connection with the pursuit of Approvals.
7.6              OCCULOGIX shall endeavor to obtain, at its own expenses and in accordance with the schedule set forth in Articles 7.1.1 to 7.1.4 inclusive, the FDA, Health Canada and other necessary regulatory approvals and validations for the accessories of the Product in the Territory, such as blood pump or tubing set, which may be required for the treatment of the Treatment Disease using the Products.
7.7              In addition to this Agreement, ASAHI and OCCULOGIX shall enter into an agreement which indicates the standard operating procedure for ASAHI’s quality reporting program (hereinafter called “S.O.P.”).
7.8              Without limiting any other provision in this Agreement, OCCULOGIX shall fully comply with the regulations of each country in the Territory.

ARTICLE 8. SUPPLY AND FIRST REFUSAL RIGHT

8.1              During the term of this Agreement after OCCULOGIX obtains the FDA, Health Canada and other necessary Approvals, ASAHI shall continue to supply the Product to
                   OCCULOGIX subject to the provisions in Article 4.3; provided, however, that, in the following events, ASAHI may, with twelve (12) months’ prior written notice to
                   OCCULOGIX and without any compensation to OCCULOGIX, discontinue the manufacture and supply of any of the Product:
   (a) if due to the decrease in the demand of any of the Product, the exchange rate situation, or price of raw materials, ASAHI cannot economically manufacture or supply
         Product, or
   (b) if due to the special circumstances, such as patent infringement liability or product liability issues relating to the Product or the treatment using the Product, ASAHI cannot manufacture or supply Product, or
   (c) if ASAHI develops an improved product which may be used in place of any of the Product and ASAHI cannot economically manufacture or supply the Product.
   In the event that any of the above circumstances arises, OCCULOGIX shall be given an opportunity to consult with ASAHI to seek a mutually acceptable resolution, after said twelve (12) months’ prior written notice is given by ASAHI to OCCULOGIX. Despite consultation, if both parties cannot find a mutually acceptable resolution,
   ASAHI may discontinue the manufacture and supply of the Product without any compensation or other obligation to OCCULOGIX and, in the event of the (a) or (b)
   circumstance, OCCULOGIX may, notwithstanding the provision of Article 2.4 hereof, purchase competitive product(s) with such Product from a third party with prior written consent of ASAHI.
8.2              In the event of the circumstance of Article 8.1 (c) above, OCCULOGIX may have the first refusal right to obtain the distribution rights of the improved product set forth in
                   Article 8.1 (c) solely used for the Treatment Disease in the Territory under the terms and conditions by mutual consent, provided that OCCULOGIX bears the costs and expenses relating to necessary Approvals of such improved product for the Treatment Disease in the Territory.
8.3              OCCULOGIX shall have a right of first refusal over exclusive and non-exclusive distribution rights in the Territory with respect to the Product for the treatment of the ophthalmic diseases (other than the Treatment Disease) under the terms and conditions by mutual consent, provided that OCCULOGIX bears the costs and expenses relating to necessary for Approvals of the Product for the treatment of such ophthalmic diseases in the Territory.

ARTICLE 9. WARRANTY

9.1          If any Product is in a damaged condition upon its delivery to OCCULOGIX, or the quantity delivered is less than that provided for in the order accepted by ASAHI, OCCULOGIX shall advise ASAHI in writing of any such circumstance within six (6) months of delivery of such Product and shall fully describe the nature of the shortfall or damage. ASAHI shall replace such damaged Product and/or remedy such shortfalls, without additional charge, provided that, ASAHI is given the notice referred to above and the opportunity promptly to inspect the claimed damaged or incompletely delivered Product, and provided further that ASAHI is reasonably satisfied that such damage and/or shortfall was not caused by mishandling or misuse by the parties other than ASAHI after title passed to OCCULOGIX. In the event that OCCULOGIX fails to notify ASAHI or allow such inspection as described above, OCCULOGIX shall be deemed to have waived all damage and shortfall claims against ASAHI.
9.2           ASAHI warrants exclusively to OCCULOGIX and to no other person, firm or corporation that each of the Product is manufactured and inspected in accordance with ASAHI’s quality system. In the event that a defect covered by this warranty is found and notice is given to ASAHI with full particulars thereof within six (6) months after delivery of the Product, as required by Article 9.1, ASAHI undertakes to replace the defective Product without additional charge; provided, however, that any and all component parts of or other articles utilized in connection with the Product manufactured by any manufacturer other than ASAHI shall be subject only to the applicable warranty provided by such other manufacturer and ASAHI will have no responsibility therefor, and provided further that all warranties described above in this Article 9.2 shall be ineffective, and ASAHI shall have no responsibility whatsoever, in the event any Product has been subjected to misuse, mishandling, misapplication, neglect, contamination, accident, improper repair, damage by circumstances beyond ASAHI’s reasonable control or unauthorized modification by OCCULOGIX or its direct or indirect customers, including, without limitation, any damage, contamination, defects or malfunctions resulting from (i) the opening of the packaging of the Product to combine the blood line to be procured by OCCULOGIX and to be used for the Product, (ii) the repackaging of the Product with the blood line for delivery to customers, or (iii) the failure to adhere to instructions for use and other documentation included by ASAHI with its shipments of the Product. The responsibility of ASAHI under all warranties is limited solely to the repair or replacement of the Product, as the case may be, pursuant to the foregoing warranties. All warranty claims are subject to verification by ASAHI.
9.3           THE WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF, AND ASAHI EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USE OF TRADE. ASAHI SHALL NOT HAVE ANY LIABILITY TO OCCULOGIX, CUSTOMERS, END-USERS OR ANY OTHER PARTY FOR ANY AMOUNTS IN EXCESS OF THE ORDER PRICE OF THE PRODUCT OR FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR PROSPECTIVE PROFITS OR ANY OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND OR NATURE OF OCCULOGIX OR ANY THIRD PERSON, EVEN IF ASAHI HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME, ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE PRODUCT.
9.4           OCCULOGIX shall not represent, in relation to the Product purchased hereunder, to its customers any warranties of any nature whatsoever other than those given by ASAHI or required by applicable law.

ARTICLE 10. TRADEMARK AND OTHER RIGHTS

10.1         OCCULOGIX shall use the trademark(s) designated by ASAHI (hereinafter referred to as “Trademark”), including, without limitation, “Plasmaflo” and “Rheofilter”, as instructed by ASAHI in distributing the Product purchased hereunder and shall not use any other trademarks in connection with such distribution without prior written consent of ASAHI. OCCULOGIX acknowledges that, as between ASAHI and OCCULOGIX, ASAHI is the owner of all right, title and interest in and to the Trademark in the Territory in any form or embodiment thereof and is the owner of the goodwill attached or which shall become attached to the Trademark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by OCCULOGIX shall be deemed to have been made by ASAHI for purposes of trademark registration and all uses of the Trademark by OCCULOGIX shall inure to the benefit of ASAHI. OCCULOGIX shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of ASAHI in and to the Trademark or any registrations thereof or which, directly or indirectly, may reduce the value of the Trademark or detract from its reputation. At ASAHI’s request, OCCULOGIX shall execute any documents, including registered user agreements, reasonably required by ASAHI to confirm ASAHI’s ownership of all rights in and to the Trademark in the Territory and to confirm the respective rights of ASAHI and OCCULOGIX under this Agreement. OCCULOGIX shall not alter, obliterate, deface or remove any mark, marking, serial number or other symbol carried on the Product or on the packaging in which the Product are enclosed without the consent of ASAHI. In the event that ASAHI desires to change any such mark, marking, serial number or other symbol, OCCULOGIX will cooperate with ASAHI in such manner as may be agreed upon by the parties. OCCULOGIX never shall challenge ASAHI’s ownership of or the validity of the Trademark or any application for registration thereof, or any trademark registrations thereof, or any rights of ASAHI therein.
10.2         During the term of this Agreement and thereafter, OCCULOGIX shall not apply for or acquire the registration of the Trademark, nor shall OCCULOGIX contest ASAHI’s right in or disturb ASAHI’s use of the trademark or goodwill. Should OCCULOGIX have the Trademark registered in its name or name of any other person, ASAHI shall have the right to have the registration canceled or transferred to ASAHI.
10.3         In the event that OCCULOGIX learns of any infringement or imitation of the Trademark or of any use by any person of any trademark similar to the Trademark, it promptly shall notify ASAHI thereof. ASAHI shall thereupon take such action as it deems advisable for the protection of its rights in and to the Trademark and, if requested to do so by ASAHI, OCCULOGIX shall cooperate with ASAHI in all respects at ASAHI’s sole expense. In no event, however, shall ASAHI be required to take any action if it deems it inadvisable to do so and OCCULOGIX shall have no right to take any action with respect to the Trademark without ASAHI’s prior written approval.
10.4         Upon the expiration or termination of this Agreement for any reason whatsoever, OCCULOGIX shall, except as ASAHI may specifically authorize in writing, immediately cease and desist from carrying on any and all use of any trademarks, trade names, words or symbols of any nature indicating, explicitly or implicitly, that it is an authorized ASAHI distributor or dealer of ASAHI’s products or other ASAHI goods and services.
10.5         For greater certainty, for purposes of this Agreement, the term “Trademark” shall not be interpreted to include any trademarks obtained by OCCULOGIX not in violation of this Agreement (including, without limitation, “RHEOPHERESIS” and “RHEO CLINIC”), notwithstanding any prior written consent that may have been granted by ASAHI to OCCULOGIX pursuant to Article 10.1 to use any such trademarks in connection with the distribution of the Product. With respect to “RHEO” obtained by OCCULOGIX, ASAHI and OCCULOGIX shall own jointly its right in trademark.
10.6         Any patent, design, copyright and other intellectual property rights embodied in the Product shall be the sole property of ASAHI or the third party designated by ASAHI, and OCCULOGIX shall not, either directly or indirectly, contest nor assist others in contesting the validity of such intellectual property rights. ASAHI shall be entitled to terminate this Agreement forthwith on notice to OCCULOGIX if OCCULOGIX should violate said obligation. OCCULOGIX shall not acquire any right in the Product by execution of this Agreement or performance hereunder or otherwise and shall not use any of them after expiration or termination of this Agreement.
10.7        Nothing in this Agreement shall be construed as a warranty or representation that the Product or the use thereof will be free from infringement of any patent or other intellectual property rights of any third party. ASAHI shall not be under any obligation to defend, or to participate in the defense of, OCCULOGIX against any claim or suit alleging such infringement; provided, however, that ASAHI shall, at OCCULOGIX’s costs, cooperate and assist OCCULOGIX in the defense of any such claim or suit.
10.8         In the event that OCCULOGIX has or obtains any intellectual property right relating to the Treatment Disease using Product (including without limitation the patents set forth in Exhibit G attached hereto), ASAHI shall have the first refusal right to obtain from OCCULOGIX a non-exclusive right and license to use or practice such intellectual property right for manufacture, sell and use of Product, (i) within the Territory-3 and outside the Territory during the term of this Agreement and thereafter, and (ii) within the Territory (excluding Territory-3) after expiration or termination of this Agreement pursuant to Article 18.1 or 19.1 or after the conversion into non-exclusive right pursuant to Article 19.3.

ARTICLE 11. PROMOTION AND ADVERTISEMENT

OCCULOGIX shall exert its best efforts in marketing, promoting and advertising the Product at its own costs.

ARTICLE 12. INVENTORY

OCCULOGIX shall maintain sufficient stock of the Product for the purpose of distribution at its own cost, and shall deliver the Product to its customers by a “first-in, first-out” method.

ARTICLE 13. INDEMNIFICATION AND PRODUCT LIABILITY INSURANCE

13.1         OCCULOGIX shall defend and indemnify ASAHI against, and hold ASAHI harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising or alleged to arise out of the conduct of OCCULOGIX in connection with OCCULOGIX’s use, distribution, promotion, technical and in-service training, sale of the Product; provided, however, that (i) OCCULOGIX shall have sole control of such defense, and (ii) ASAHI shall provide notice promptly to OCCULOGIX of any actual or threatened claim of which ASAHI becomes aware.
13.2         ASAHI shall defend and indemnify OCCULOGIX against, and hold OCCULOGIX harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising or alleged to arise out of the conduct of ASAHI in connection with the manufacture of the Product; provided, however, that (i) ASAHI shall have sole control of such defense, and (ii) OCCULOGIX shall provide notice promptly to ASAHI of any actual or threatened claim of which OCCULOGIX becomes aware.
13.3         Each party shall be responsible for maintaining reasonable product liability insurance coverage with respect to the Product in the Territory at all times during the term of this Agreement and thereafter until the time when both parties agree upon. Such insurance policy shall be written for the benefit of both OCCULOGIX and ASAHI. OCCULOGIX shall deliver a certificate of such insurance to ASAHI promptly upon issuance of said insurance policy.
13.4         OCCULOGIX shall maintain product liability insurance for the clinical trial for obtaining the FDA, Health Canada and other necessary Approvals, during the clinical trial and until such Approvals are obtained. OCCULOGIX shall deliver a certificate of such insurance to ASAHI promptly upon issuance of said insurance policy.

ARTICLE 14. REPORTS AND INVESTIGATION

14.1         OCCULOGIX shall submit, in writing, to ASAHI the situation and the result of the clinical trial stipulated in Article 7 quarterly within thirty (30) days after the end of previous quarter. It is expressly understood that OCCULOGIX shall fully comply with the M.D.R. (Medical Device Reporting) Regulation and with the S.O.P. even during such clinical trial.
14.2         In addition to the reports to be provided by OCCULOGIX to ASAHI pursuant to Article 4.1 of this Agreement, OCCULOGIX shall provide Asahi, on annual basis, the annual financial statements of OCCULOGIX. As used herein, the phrase “annual financial statements” shall refer to the income statement, balance sheet and supporting schedules audited by the Certified Public Accountant for OCCULOGIX for each fiscal year end of OCCULOGIX. Such financial statements shall be prepared in conformity with generally accepted accounting principles of the U.S. OCCULOGIX shall forward to ASAHI copies of the annual financial statements within twenty (20) days of their public release.

ARTICLE 15. CONFIDENTIALITY

During the term of this Agreement and five (5) years thereafter, or ten (10) years after the Effective Date, whichever is longer, neither party hereto shall disclose or otherwise divulge to any third party any confidential information which may be acquired from the other in connection with the Product, this Agreement, or its performance, except as may be required by law and except for any information which:
(a) is known to the public or to the receiving party prior to disclosure;
(b) is disclosed to the receiving party by a third party under no obligation of secrecy to the other party after disclosure; or
(c) becomes known to the public through no fault of the receiving party after disclosure.

ARTICLE 16. FORCE MAJEURE

16.1         Neither party hereto shall be liable to the other in any manner for failure or delay in fulfillment of all or part of this Agreement, or any individual contract, which is directly or indirectly owing to Force Majeure, which means any causes or circumstances beyond that party’s control, including, but not limited to, acts of God, governmental orders or restriction, war, war-like conditions hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague or other epidemics, fire, earthquake, explosion, flood, and shortage of raw materials.
16.2         Notwithstanding the foregoing, no occurrence of an event of the above Force Majeure shall relieve OCCULOGIX of its obligation to make any payment hereunder.

ARTICLE 17. ASSIGNMENT

OCCULOGIX shall not assign, transfer or otherwise dispose of this Agreement, voluntarily or by operation of law, in whole or in part, to any individual, firm or corporation without the prior written consent of ASAHI.

ARTICLE 18. TERM

18.1         The term of this Agreement shall be effective on the Effective Date and remain in effect until all of the Distribution Period-1a, the Distribution Period-1b and the Distribution Period-2 expire or terminate.
18.2         Notwithstanding the foregoing of Article 18.1 above, the provisions of Articles 9, 10, 13, 15, 19.2, and 23 shall survive any expiration or termination of this Agreement.

ARTICLE 19. TERMINATION

19.1         Subject to Article 19.3, ASAHI may forthwith terminate this Agreement and/or any individual contract of the Product hereunder without any compensation to OCCULOGIX by giving a written notice of termination to OCCULOGIX:
(a) if OCCULOGIX becomes insolvent or a petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against OCCULOGIX or a receiver is appointed with respect to any of the assets of OCCULOGIX, or a liquidation proceeding is commenced by or against OCCULOGIX; or
(b) if the whole or an important part of the business of OCCULOGIX is transferred to a third party by agreement, order of court or otherwise, and such transfer adversely affects the sale of the Product in the Territory pursuant to this Agreement; or
(c) if OCCULOGIX defaults in payment for any Product or any debt owing to ASAHI or otherwise defaults in relation to any of the provisions of this Agreement and/or any individual contracts for the Product hereunder except for those in Articles 2.3 and 2.4 and does not make the payment or remedy the default within thirty (30) days after a prior written notice is given requesting the payment or remedy of the default; or
(d) if a competitor (an individual or entity that competes with ASAHI in the business of the Products) takes control of the management or acquires a majority of the voting shares of OCCULOGIX that would adversely affect the sale of the Product in the Territory pursuant to this Agreement; or
(e) if OCCULOGIX violates the prohibition provided for in Articles 2.3 and 2.4 hereof.
19.2         Termination of this Agreement and/or any individual contracts for the Product hereunder pursuant to the preceding shall be without prejudice and shall be additional to any right of ASAHI under this Agreement, such individual contracts for the Product, law, statute or otherwise. Simultaneously with expiration or termination of this Agreement, OCCULOGIX shall, at its initial capital contribution payment free of interest, transfer to ASAHI its all shares of SPC. Upon termination of this Agreement and/or such individual contracts for the Product, all payments to be made under this Agreement and/or such individual contracts in connection with the sale of the Product hereunder for Product already ordered and shipped shall become due. For greater certainty, if this Agreement or any individual contract for the purchase of Product hereunder is terminated, then OCCULOGIX shall have no obligation to purchase the balance of any minimum purchase quantities then outstanding under this Agreement or to purchase any Product that is subject to the terminated individual contract, respectively.
19.3         If OCCULOGIX fails to fulfill any of the obligations stipulated in Articles 3.1.1 through 3.1.3 of this Agreement, ASAHI may, at its option, convert or modify OCCULOGIX’s exclusive distributorship status to that of a non-exclusive distributor in the Territory-1a (in the case of a breach of Article 3.1.1), in the Territory-1b (in the case of a breach of Article 3.1.2) and in the Territory-2 (in the case of a breach of Article 3.1.3). For greater certainty, a failure on the part of OCCULOGIX to fulfill any of the obligations stipulated in Articles 3.1.1 through 3.1.3 of this Agreement shall not give rise to a right of ASAHI to terminate this Agreement and/or any individual contract of the Product hereunder.
19.4         OCCULOGIX may forthwith terminate this Agreement without any compensation to Asahi by giving a written notice of termination to Asahi, if Asahi is unable to supply to OCCULOGIX all of the Product under Article 8.1 above.

ARTICLE 20. GOVERNING LAW

This Agreement shall be governed by the laws of Japan.

ARTICLE 21. NON-WAIVER

The waiver, express or implied, by either of the parties hereto of any right hereunder or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed as a waiver of any other right hereunder or of any other failure to perform or breach hereof by the other party, whether of a similar or dissimilar nature.

ARTICLE 22. ENTIRETY

This Agreement and its Exhibits contain the entire agreement of the parties with respect to the subject matter herein contained and supersede any prior agreements or understandings between the parties except the S.O.P. and “2006 Memorandum for Rheofilter AR-2000” dated xxxx xx, 2006 between the parties. It is understood and confirmed that the parties agree to terminate the 2001-DA on the Effective Date, provided, however, that any rights and obligations of each party with respect to the Product (as defined in the 2001-DA), which OCCULOGIX had purchased from ASAHI before the Effective Date under the 2001-DA, shall survive after the Effective Date in accordance with the applicable provisions of the 2001-DA.

ARTICLE 23. ARBITRATION

All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach hereof, shall be settled by mutual consultation between the parties hereto in good faith as promptly as possible, but, failing an amicable settlement, shall be finally settled by arbitration to be held in Tokyo, Japan under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by which each party hereto agrees to be bound.

ARTICLE 24. NOTICE

24.1 Unless otherwise provided in this Agreement, all notices to be given hereunder shall be in writing and sent by registered airmail to the respective addresses of the parties stated above or to such other addresses as may be indicated in writing by the parties hereto by notice pursuant to this Article 24. If either party has changed its address, a written notice thereof shall be given to the other party pursuant to this Article 24.
24.2 All notices shall be deemed to have been given on the day when such notice is mailed by registered airmail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Elias Vamvakas                   Yasuyuki Yoshida
Chairman and Chief Executive Office                                                                             President
OccuLogix, Inc.                                                                                                                  Asahi Kasei Medical Co., Ltd.
Date: October 20, 2006   　                                                                                              Date: October 20, 2006

Exhibit A

The Product shall mean the sets of the following First filter and Second filter, which are always used together for the Treatment Disease.
(a) “First filter” means Plasmaflo OP-05W(L).
(b) “Second filter” means Rheofilter SR-20.

Exhibit B

B-1.         “Territory-1a” means:
United States of America, United Mexican States, Commonwealth of The Bahamas, Dominican Republic, Republic of Haiti, Puerto Rico, Jamaica, Antigua and Barbuda, Commonwealth of Dominica, Barbados, Republic of Trinidad and Tobago, Grenada, Saint Thomas, Saint Lucia, Saint Christopher and Nevis, Saint Vincent and the Grenadines, Caicos Islands and Virgin Islands of the United States of America.

B-2.          Minimum purchase requirement:
The following minimum purchase quantities shall be effective from six (6) months after OCCULOGIX obtains the FDA Approval.
First year: 9,000 sets
Second year: 15,000 sets
Third year: 22,500 sets
Fourth year and thereafter: The minimum purchase quantities for the Fourth year shall be discussed and determined immediately after the First year by mutual consent, but shall not be less than that of the previous year. The minimum purchase quantities for the Fifth year shall be discussed and determined immediately after the term of the Second year by mutual consent, but shall not be less than that of the previous year. This same method shall be used in the Sixth year and thereafter, for the determination of future minimum purchase quantities, such that minimum purchase quantities are always fixed for three years.

Exhibit C

C-1.         “Territory-1b” means Canada.

C-2.          Minimum purchase requirement:
First year: 900 sets
Second year: 1,500 sets
Third year: 2,250 sets
Fourth year and thereafter: The minimum purchase quantities for the Fourth year shall be discussed and determined immediately after the First year by mutual consent, but shall not be less than that of the previous year. The minimum purchase quantities for the Fifth year shall be discussed and determined immediately after the term of the Second year by mutual consent, but shall not be less than that of the previous year. This same method shall be used in the Sixth year and thereafter, for the determination of future minimum purchase quantities, such that minimum purchase quantities are always fixed for three years.
The First year period referred to above shall commence upon the earlier to occur of (a) the sale out by OCCULOGIX of its current inventory of the Rheofilter AR-2000 and (b) the expiration of OCCULOGIX’s current inventory of the Rheofilter AR-2000.

Exhibit D

D-1.         “Territory-2” means Republic of Colombia, Bolivarian Republic of Venezuela, Australia and New Zealand.

D-2.         Minimum purchase requirement:
Republic of Colombia
Jan. 1, 2006 - Dec. 31, 2006: 0 set
Jan. 1, 2007 - Dec. 31, 2007: 0 set
Jan. 1, 2008 - Dec. 31, 2008: 0 set
Jan. 1, 2009 - Dec. 31, 2009: 300 sets
Jan. 1, 2010 - Dec. 31, 2010: 500 sets

Bolivarian Republic of Venezuela
Jan. 1, 2006 - Dec. 31, 2006: 0 set
Jan. 1, 2007 - Dec. 31, 2007: 0 set
Jan. 1, 2008 - Dec. 31, 2008: 0 set
Jan. 1, 2009 - Dec. 31, 2009: 300 sets
Jan. 1, 2010 - Dec. 31, 2010: 500 sets

Australia and New Zealand
Jan. 1, 2006 - Dec. 31, 2006: 0 set
Jan. 1, 2007 - Dec. 31, 2007: 0 set
Jan. 1, 2008 - Dec. 31, 2008: 0 set
Jan. 1, 2009 - Dec. 31, 2009: 300 sets
Jan. 1, 2010 - Dec. 31, 2010: 500 sets

Exhibit E

E-1. “Territory-3” means Republic of Italy.

E-2. Target purchase quantity:
Jan. 1, 2006 - Dec. 31, 2006: 0 sets
Jan. 1, 2007 - Dec. 31, 2007: 200 sets
Jan. 1, 2008 - Dec. 31, 2008: 500 sets

The target purchase quantities for the year 2009 and 2010 shall be discussed and determined at the beginning of the year 2008 by mutual consent.

Exhibit F

Schedule for obtaining FDA Approval:
•	Filing of FDA IDE: November, 2006
•	Start of patient enrollment: January, 2007
•	Finish of patient enrollment: April, 2008
•	Final patient follow-up visit: March, 2009
•	PMA application submission: September, 2009

Exhibit G

Patents List:
US 6,245,038B1
US 6,551,266B1